Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

TradeStation Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Fees Previously Paid	Equity	TradeStation Shares, $0.01 par value(3)(7)	457	(c)	24,295,696	$9.85	$239,312,605.60	$22,184.28
Fees Previously Paid	Equity	TradeStation Public Warrants(4)(7)	457	(c)	20,125,000	$0.44	$8,855,000.00	$820.86
Fees Previously Paid	Equity	TradeStation Private Warrants(5)(7)	457	(f)	6,153,125	$0.55	$3,384,218.75	$313.72
Fees Previously Paid	Equity	TradeStation Shares issuable on exercise of TradeStation Warrants(6)(7)	457	(f)	22,259,188	$11.50	$255,980,662.00	$23,729.41

	Total Offering Amounts						$507,532,486.35
	Total Fees Previously Paid						$47,048.27
	Total Fee Offsets						$0.00
	Net Fee Due						$0.00

(1) All securities being registered will be issued by TradeStation Group, Inc., a Florida corporation (“TradeStation”), in connection with the Agreement and Plan of Merger described in this registration statement and the proxy statement/prospectus on Form S-4 (File No. 333-261885), which provides for, among other things, the merger of TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of TradeStation (“Merger Sub”), with and into Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), with Quantum surviving as a wholly-owned subsidiary of TradeStation (the “Merger”). As a result of the Merger, (i) each outstanding share of common stock, par value $0.0001 per share, of Quantum (a “Quantum Share”) sold as part of a unit in Quantum’ s initial public offering (the “IPO” or “Quantum’ s IPO” and each such share, a “Public Share”), will be converted into the right to receive a number of shares of common stock, par value $0.01 per share, of TradeStation (“TradeStation Shares”) equal to the lower of: (A) 1.3727; and (B)(1) the sum of (x) the number of Public Shares outstanding immediately prior to the closing of the Business Combination (the “Closing”) for which Quantum stockholders have not elected redemption and (y) 750,000, divided by (2) the number of Public Shares outstanding immediately prior to the Closing for which Quantum stockholders have not elected redemption; (ii) each Quantum Share held by Quantum’ s founders, Quantum Ventures LLC (“Sponsor Holdco”) and Chardan Quantum LLC (“Chardan”), and its directors and officers (together with Sponsor Holdco and Chardan, the “Sponsors”) as of the date of the Merger Agreement (the “Sponsor Shares”) will be converted into the right to receive one TradeStation Share; (iii) each outstanding private warrant exercisable for Quantum Shares (a “Private Warrant”) will become a warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger (each such Private Warrant exercisable for TradeStation Shares, a “TradeStation Private Warrant”) and (iv) each outstanding public warrant exercisable for Quantum Shares sold as part of a unit in Quantum’ s IPO (a “Public Warrant” and, together with the Private Warrants, the “Quantum Warrants”) will become a warrant exercisable for the number of TradeStation Shares that the holder thereof would have received if such warrant had been exercisable and exercised immediately prior to the Merger (each such Public Warrant exercisable for TradeStation Shares, a “TradeStation Public Warrant,” and, together with the TradeStation Private Warrants, “TradeStation Warrants”). TradeStation will assume all rights and obligations under the warrant agreement dated February 4, 2021, by and between Quantum and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

(2) In accordance with Rule 457(f) and Rule 457(c), as applicable, based on (i) in respect of TradeStation Shares issued to Quantum security holders, the average of the high ($9.85) and low ($9.85) prices of the Quantum Shares on the New York Stock Exchange (“NYSE”) on December 22, 2021 (assuming the registration of 24,295,696 shares), (ii) in respect of TradeStation Public Warrants issued to Quantum security holders, the average of the high ($0.44) and low ($0.44) prices for the Public Warrants on the NYSE on December 22, 2021, (iii) in respect of TradeStation Private Warrants issued to Quantum security holders, the book value of the Private Warrants computed as of the last practical date prior to the date of filing this registration statement ($0.55) and (iv) in respect of TradeStation Shares issuable upon exercise of the TradeStation Warrants, the exercise price of the Quantum Warrants ($11.50 per whole share).

(3) Represents TradeStation Shares issuable in exchange for outstanding Quantum Shares upon the Merger.

(4) Represents TradeStation Public Warrants issuable in exchange for outstanding Public Warrants upon the Merger.

(5) Represents TradeStation Private Warrants issuable in exchange for outstanding Private Warrants upon the Merger.

(6) Represents TradeStation Shares underlying TradeStation Warrants.

(7) Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.